Exhibit 99.5

To the Limited Partners of

CMF SandRidge Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Walter Davis President and Director Ceres Managed Futures LLC General Partner, CMF SandRidge Master Fund L.P.
Ceres Managed Futures LLC 522 Fifth Avenue 14th Floor New York, NY 10036 212-296-1999

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

CMF SandRidge Master Fund L.P.:

We have audited the accompanying statements of financial condition of CMF SandRidge Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2011 and 2010, and the related statements of income and expenses and changes in partners’ capital for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of CMF SandRidge Master Fund L.P. as of December 31, 2011 and 2010, and the results of its operations and its changes in partners’ capital for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 23, 2012

CMF SandRidge Master Fund L.P.

Statements of Financial Condition

December 31, 2011 and 2010

	2011	2010
Assets:
Equity in trading account:
Cash (Note 3c)	$300,431,661	$508,243,783
Cash margin (Note 3c)	3,206,567	71,084,284
Options purchased, at fair value (cost $70,380 and $3,846,540 at December 31, 2011 and 2010, respectively)	276	2,303,244

Total assets	$303,638,504	$581,631,311

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open futures and exchange-cleared swap contracts	$7,086,968	$52,768,215
Options premium received, at fair value (premium $0 and $45,000 at December 31, 2011 and 2010, respectively)	—	24,250
Accrued expenses:
Professional fees	105,784	103,589

Total liabilities	7,192,752	52,896,054

Partners’ Capital:
General Partner, 0.0000 unit equivalents at December 31, 2011 and 2010	—	—
Limited Partners, 140,469.0325 and 293,086.2072 Redeemable Units outstanding at December 31, 2011 and 2010, respectively	296,445,752	528,735,257

Total liabilities and partners’ capital	$303,638,504	$581,631,311

Net asset value per unit	$2,110.40	$1,804.03

See accompanying notes to financial statements.

CMF SandRidge Master Fund L.P.

Condensed Schedule of Investments

December 31, 2011

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures and Exchange-Cleared Swap Contracts Purchased
Energy
ICE Henry Hub Natural Gas Swap Feb. 12 — Dec. 13	2,408	$(10,638,392)	(3.59)%
NYMEX Henry Hub Natural Gas Swap Oct. 12	1,448	(7,610,660)	(2.56)
NYMEX Henry Hub Natural Gas Dec. 13	158	(235,956)	(0.08)

Total futures and exchange-cleared swap contracts purchased		(18,485,008)	(6.23)

Futures and Exchange-Cleared Swap Contracts Sold
Energy
ICE Henry Hub Natural Gas Swap April 12	164	272,060	0.09
NYMEX Henry Hub Natural Gas Swap Feb. 12 — Dec. 13	2,788	9,639,450	3.25
NYMEX Henry Hub Natural Gas Feb. 12 — Apr. 12	429	1,486,530	0.50

Total futures and exchange-cleared swap contracts sold		11,398,040	3.84

Options Purchased
Call
Energy	184	276	0.00 *

Total Options purchased		276	0.00 *

Net fair value		$(7,086,692)	(2.39)%

*	Due to rounding

See accompanying notes to financial statements.

CMF SandRidge Master Fund L.P.

Condensed Schedule of Investments

December 31, 2010

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures and Exchange-Cleared Swap Contracts Purchased
Energy
ICE Henry Hub Natural Gas Swap Mar. 11 — Dec. 14	39,104	$(34,520,010)	(6.52)%
NYMEX Henry Hub Natural Gas Swap Mar. 11 — Dec. 14	19,716	(65,069,790)	(12.31)
NYMEX Henry Hub Natural Gas Oct. 11 — Apr. 12	1,381	(204,317)	(0.04)
NYMEX Henry Hub Penultimate Apr. 11	308	216,370	0.04

Total futures and exchange-cleared swap contracts purchased		(99,577,747)	(18.83)

Futures and Exchange-Cleared Swap Contracts Sold
Energy
ICE Henry Hub Natural Gas Swap Apr. 11	13,080	17,903,400	3.39
NYMEX Henry Hub Natural Gas Swap Feb. 11 — Dec. 13	14,996	35,275,930	6.67
NYMEX Henry Hub Natural Gas Feb. 11 — Jan. 12	10,765	(6,369,798)	(1.21)

Total futures and exchange-cleared swap contracts sold		46,809,532	8.85

Options Purchased
Puts
Energy	4,228	2,303,244	0.44

Total options purchased		2,303,244	0.44

Options Premium Received
Puts
Energy	50	(24,250)	(0.01)

Total options premium received		(24,250)	(0.01)

Net fair value		$(50,489,221)	(9.55)%

See accompanying notes to financial statements.

CMF SandRidge Master Fund L.P.

Statements of Income and Expenses

for the years ended

December 31, 2011, 2010 and 2009

	2011	2010	2009
Investment Income:
Interest income	$107,254	$569,344	$388,904

Expenses:
Clearing fees	402,859	1,277,117	623,298
Professional fees	319,723	378,018	210,642

Total expenses	722,582	1,655,135	833,940

Net investment income (loss)	(615,328)	(1,085,791)	(445,036)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	4,038,087	(108,429,533)	18,484,633
Change in net unrealized gains (losses) on open contracts	47,133,689	(24,323,208)	80,708,073

Total trading results	51,171,776	(132,752,741)	99,192,706

Net income (loss)	$50,556,448	$(133,838,532)	$98,747,670

Net income (loss) per unit (Note 6)*	$306.87	$(395.76)	$388.51

Weighted average units outstanding	188,286.3418	335,607.0115	275,661.9324

*    Based on change in net asset value per unit.

See accompanying notes to financial statements.

CMF SandRidge Master Fund L.P.

Statements of Changes in Partners’ Capital

for the years ended

December 31, 2011, 2010 and 2009

Partners’ Capital
Partners’ Capital at December 31, 2008	$449,718,446
Net income (loss)	98,747,670
Subscriptions of 127,771.5856 Redeemable Units	270,602,300
Redemptions of 64,512.0418 Redeemable Units	(133,770,019)
Distribution of interest income to feeder funds	(388,904)

Partners’ Capital at December 31, 2009	684,909,493
Net income (loss)	(133,838,532)
Subscriptions of 93,708.5149 Redeemable Units	199,373,500
Redemptions of 111,731.8850 Redeemable Units	(221,139,860)
Distribution of interest income to feeder funds	(569,344)

Partners’ Capital at December 31, 2010	528,735,257
Net income (loss)	50,556,448
Subscriptions of 7,094.3623 Redeemable Units	13,654,900
Redemptions of 159,711.5370 Redeemable Units	(296,393,599)
Distribution of interest income to feeder funds	(107,254)

Partners’ Capital at December 31, 2011	$296,445,752

Net asset value per unit:

2009:	$2,201.51

2010:	$1,804.03

2011:	$2,110.40

See accompanying notes to financial statements.

CMF SandRidge Master Fund L.P.

Notes to Financial Statements

December 31, 2011

1.     Partnership Organization:

CMF SandRidge Master Fund L.P. (the “Master”) is a limited partnership that was organized under the partnership laws of the State of New York to engage in the speculative trading of commodity interests including futures contracts, options, swaps and forward contracts. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The Master may trade commodity futures and option contracts of any kind but intends initially to trade solely energy and energy related products. The Master may sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”).

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). Morgan Stanley, indirectly through various subsidiaries, owns a majority equity interest in MSSB Holdings. Citigroup Inc. (“Citigroup”) indirectly owns a minority equity interest in MSSB Holdings. Citigroup also indirectly owns Citigroup Global Markets Inc. (“CGM”), the commodity broker for the Master. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup. As of December 31, 2011, all trading decisions for the Master are made by the Advisor (defined below).

On December 1, 2005 (commencement of trading operations), Bristol Energy Fund L.P. (“Bristol”) allocated substantially all of its capital to the Master. Bristol purchased 14,410.6191 Redeemable Units with cash equal to $14,477,858 and a contribution of open commodity futures and options contracts with a fair value of $(16,018). On May 1, 2006, two separate private investors (“Private Investor I” and “Private Investor II”) each allocated substantially all of their capital to the Master. Private Investor I purchased 23,073.5521 Redeemable Units with cash equal to $28,000,000 and Private Investor II purchased 4,944.3326 Redeemable Units with cash equal to $6,000,000. On October 1, 2006, CMF SandRidge Feeder (Cayman) Ltd. (“SandRidge Feeder”) and Energy Advisors Portfolio L.P. (“Energy Advisors”) each allocated substantially all of their capital to the Master. SandRidge Feeder purchased 22,075.2638 Redeemable Units with cash equal to $25,000,000. Energy Advisors purchased 2,092.7350 Redeemable Units with cash equal to $2,370,000. On April 1, 2007, Diversified 2000 Futures Fund L.P. (“Diversified 2000”) purchased 7,659.0734 Redeemable Units with cash equal to $9,635,703. On March 1, 2009, Tactical Diversified Futures Fund L.P. (“Tactical Diversified”), purchased 14,408.1177 Redeemable Units with cash equal to $27,000,000. On June 1, 2009, Diversified Multi-Advisor Futures Fund L.P., (“Diversified”) and Diversified Multi-Advisors Futures Fund L.P. II, (“Diversified II”) each allocated a portion of their capital to the Master. Diversified purchased 1,370.9885 Redeemable Units with cash equal to $2,818,836. Diversified II purchased 2,086.0213 Redeemable Units with cash equal to 4,288,986. On June 30, 2010, SandRidge Feeder redeemed its investment in the Master. This amounted to 16,487.2770 Redeemable Units with cash equal to $32,251,755. On January 31, 2011, Private Investor I redeemed its investment in the Master. This amounted to 1,070.1084 Redeemable Units with cash equal to $1,908,086. On January 31, 2011, Private Investor II redeemed its investment in the Master. This amounted to 16,838.5920 Redeemable Units with cash equal to $30,204,505. On April 30, 2011, Energy Advisors redeemed its investment in the Master. This amounted to 1,719.3192 Redeemable Units with cash equal to $3,129,957. On April 30, 2011, Tactical Diversified redeemed its investment in the Master. This amounted to 8,122.5145 Redeemable Units with cash equal to $14,786,676. The Master was formed to permit commodity pools managed now and in the future by SandRidge Capital, L.P. (the “Advisor”) using the Energy Program, the Advisor’s proprietary, systematic trading program, to invest together in one trading vehicle.

CMF SandRidge Master Fund L.P.

Notes to Financial Statements

December 31, 2011

The Master operates under a structure where its investors are Bristol, Diversified 2000, Diversified and Diversified II (each a “Feeder,” and collectively the “Funds”). Bristol, Diversified 2000, Diversified and Diversified II owned approximately 98.0%, 1.0%, 0.2% and 0.8% investments in the Master at December 31, 2011, respectively. Bristol, Private Investor I, Private Investor II, Energy Advisors, Diversified 2000, Tactical Diversified, Diversified and Diversified II owned approximately 76.1%, 5.8%, 0.4%, 1.4%, 1.5%, 13.8%, 0.4% and 0.6% investments in the Master at December 31, 2010, respectively.

The Master will be liquidated upon the first to occur of the following: December 31, 2025; or under certain other circumstances as defined in the Limited Partnership Agreement of the Master (the “Limited Partnership Agreement”).

2.     Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.	Master’s Investments. All commodity interests of the Master (including derivative financial instruments and derivative commodity instruments) are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Statements of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses from the preceding period are reported in the Statements of Income and Expenses.

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. GAAP also requires the use of judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. Management has concluded that based on available information in the marketplace, the Master’s Level 1 assets and liabilities are actively traded.

The Master will separately present purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and make disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

The Master considers prices for exchange-traded commodity futures, forwards and options contracts to be based on unadjusted quoted prices in active markets for identical assets

CMF SandRidge Master Fund L.P.

Notes to Financial Statements

December 31, 2011

(Level 1). The values of non-exchange traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2011 and 2010, the Master did not hold any derivative instruments for which market quotations are not available and which were priced by broker-dealers that derive fair values for those assets from observable inputs (Level 2) or that were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3).

	December 31, 2011	Quoted Prices in Active Markets for Identical Sets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures and Exchange-Cleared Swaps	$11,398,040	$11,398,040	$—	$—
Options purchased	276	276	—	—

Total assets	$11,398,316	$11,398,316	$—	$—

Liabilities
Futures and Exchange-Cleared Swaps	$18,485,008	$18,485,008	$—	$—

Total Liabilities	18,485,008	18,485,008	—	—

Net fair value	$(7,086,692)	$(7,086,692)	$—	$—

	December 31, 2010*	Quoted Prices in Active Markets for Identical Sets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures and Exchange-Cleared Swaps	$69,685,031	$69,685,031	$—	$—
Options purchased	2,303,244	2,303,244	—	—

Total assets	$71,988,275	$71,988,275	$—	$—

Liabilities
Futures and Exchange-Cleared Swaps	$122,453,246	$122,453,246	$—	$—
Options premium received	24,250	24,250	—	—

Total Liabilities	122,477,496	122,477,496	—	—

Net fair value	$(50,489,221)	$(50,489,221)	$—	$—

*	The amounts have been reclassified from the December 31, 2010 prior year financial statements to conform to current year presentation.

CMF SandRidge Master Fund L.P.

Notes to Financial Statements

December 31, 2011

d.	Futures Contracts. The Master trades futures contracts and exchange-cleared swaps. Exchange-cleared swaps are swaps that are traded as futures. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

e.	Options. The Master may purchase and write (sell), both exchange listed and over-the-counter (“OTC”), options on commodities or financial instruments. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Master writes an option, the premium received is recorded as a liability in the Statements of Financial Condition and marked to market daily. When the Master purchases an option, the premium paid is recorded as an asset in the Statements of Financial Condition and marked to market daily. Net realized gains (losses) and changes in unrealized gains (losses) on options contracts are included in the Statements of Income and Expenses.

f.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

g.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on their share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2008 through 2011 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

h.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are filed. The General Partner has assessed the subsequent events through the date of filing and determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

CMF SandRidge Master Fund L.P.

Notes to Financial Statements

December 31, 2011

i.	Recent Accounting Pronouncements. In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and International Financial Reporting Standards” (“IFRS”). The amendments within this ASU change the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements to eliminate unnecessary wording differences between GAAP and IFRS. However, some of the amendments clarify FASB’s intent about the application of existing fair value measurements requirements and other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. ASU 2011-04 is effective for annual and interim periods beginning after December 15, 2011 for public entities. This new guidance is not expected to have a material impact on the Master’s financial statements.

In October 2011, FASB issued a proposed ASU intended to improve and converge financial reporting by setting forth consistent criteria for determining whether an entity is an investment company. Under longstanding GAAP, investment companies carry all of their investments at fair value, even if they hold a controlling interest in another company. The primary changes being proposed by FASB relate to which entities would be considered investment companies as well as certain disclosure and presentation requirements. In addition to the changes to the criteria for determining whether an entity is an investment company, FASB also proposes that an investment company consolidate another investment company if it holds a controlling financial interest in the entity. The Master will evaluate the impact that this proposed update would have on the financial statements once the pronouncement is issued.

In December 2011, FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities,” which creates a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangements associated with its financial instruments and derivative instruments. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of this disclosure is to facilitate comparisons between those entities that prepare their financial statements on the basis of GAAP and those entities that prepare their financial statements on the basis of IFRS. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Master should also provide the disclosures retrospectively for all comparative periods presented. The Master is currently evaluating the impact that the pronouncement would have on the financial statements.

j.	Net Income (Loss) per unit. Net income (loss) per unit is calculated in accordance with investment company guidance. See Note 6, “Financial Highlights.”

3.     Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The

CMF SandRidge Master Fund L.P.

Notes to Financial Statements

December 31, 2011

Advisor is not affiliated with the General Partner or CGM and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated by either party.

c.	Customer Agreement:

The Master has entered into a customer agreement (the “Customer Agreement”) with CGM whereby CGM provides services which include, among other things, the execution of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively the “clearing fees”) are borne by the Master. All other fees including CGM’s direct brokerage fees shall be borne by the Funds. All of the Master’s assets are deposited in the Master’s account at CGM. The Master’s cash is deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2011 and 2010, the amount of cash held by the Master for margin requirements was $3,206,567 and $71,084,284, respectively. The Customer Agreement may be terminated upon notice by either party.

4.     Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement between the Master and CGM gives the Master the legal right to net unrealized gains and losses on open futures and exchange-cleared swap contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and exchange-cleared swap contracts on the Statements of Financial Condition as the criteria under ASC 210-20, Balance Sheet, have been met.

All of the commodity interests owned by the Master are held for trading purposes. The average number of futures and exchange-cleared swap contracts traded during the years ended December 31, 2011 and 2010, based on a monthly calculation, were 36,600 and 160,688, respectively. The average number of options contracts traded during the years ended December 31, 2011 and 2010, based on a monthly calculation, were 3,554 and 2,052, respectively.

CMF SandRidge Master Fund L.P.

Notes to Financial Statements

December 31, 2011

The following tables indicate the gross fair values of derivative instruments of futures, exchange cleared swap and option contracts as separate assets and liabilities for the years ended December 31, 2011 and 2010.

	2011
Assets
Futures and Exchange-Cleared Swap Contracts
Energy	$11,398,040

Total unrealized appreciation on open futures and exchange-cleared swap contracts	$11,398,040

Liabilities
Futures and Exchange-Cleared Swap Contracts
Energy	$(18,485,008)

Total unrealized depreciation on open futures and exchange-cleared swap contracts	$(18,485,008)

Net unrealized depreciation on open futures and exchange-cleared swap contracts	$(7,086,968	)*

Assets
Options Purchased
Energy	$276

Total options purchased	$276	**

*	This amount is in “Net unrealized depreciation on open futures and exchange-cleared swap contracts” on the Statements of Financial Condition.

**	This amount is in “Options purchased, at fair value” on the Statements of Financial Condition.

CMF SandRidge Master Fund L.P.

Notes to Financial Statements

December 31, 2011

	2010
Assets
Futures and Exchange-Cleared Swap Contracts
Energy	$69,685,031

Total unrealized appreciation on open futures and exchange-cleared swap contracts	$69,685,031

Liabilities
Futures and Exchange-Cleared Swap Contracts
Energy	$(122,453,246)

Total unrealized depreciation on open futures and exchange-cleared swap contracts	$(122,453,246)

Net unrealized depreciation on open futures and exchange-cleared swap contracts	$(52,768,215	)*

Assets
Options Purchased
Energy	$2,303,244

Total options purchased	$2,303,244	**

Liabilities
Options Premium Received
Energy	$(24,250)

Total options premium received	$(24,250	)***

*	This amount is in “Net unrealized depreciation on open futures and exchange-cleared swap contracts” on the Statements of Financial Condition.

**	This amount is in “Options purchased, at fair value” on the Statements of Financial Condition.

***	This amount is in “Options premium received, at fair value” on the Statements of Financial Condition.

The following tables indicate the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2011, 2010 and 2009.

Sector	2011		2010		2009
Energy	$51,171,776		$(132,752,741)		$99,192,706

Total	$51,171,776	****	$(132,752,741	)****	$99,192,706	****

****	This amount is in “Total trading results,” on the Statements of Income and Expenses.

5.     Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. A limited partner may withdraw all or part of their capital contribution and undistributed profits, if any, from the Master in multiples of the net asset value per Redeemable Unit as of the end day of any day (the “Redemption Date”) after a request for redemption has been made to the General Partner at least 3 days in advance of the Redemption Date. The Redeemable Units are classified as a liability when the limited partner elects to redeem and informs the Master.

CMF SandRidge Master Fund L.P.

Notes to Financial Statements

December 31, 2011

6.     Financial Highlights:

Changes in the net asset value per unit for the years ended December 31, 2011, 2010 and 2009 were as follows:

	2011	2010	2009
Net realized and unrealized gains (losses)*	$308.26	$(396.32)	$387.81
Interest income	0.50	1.72	1.48
Expenses**	(1.89)	(1.16)	(0.78)

Increase (decrease) for the year	306.87	(395.76)	388.51
Distribution of interest income to feeder funds	(0.50)	(1.72)	(1.48)
Net asset value per unit, beginning of year	1,804.03	2,201.51	1,814.48

Net asset value per unit, end of year	$2,110.40	$1,804.03	$2,201.51

*	Includes clearing fees.

**	Excludes clearing fees.

	0000000000	0000000000	0000000000
	2011	2010	2009
Ratios to average net assets:
Net investment income (loss)***	(0.2)%	(0.2)%	(0.1)%

Operating expenses	0.2%	0.3%	0.1%

Total return	17.0%	(18.1)%	21.3%

***	Interest income less total expenses.

The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.     Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or OTC. Exchange-traded instruments are standardized and include futures and certain forwards and option contracts. OTC contracts are negotiated between contracting parties and include certain forwards, swaps and option contracts. Specific market movements of commodities or futures contracts underlying an option cannot accurately be predicted. The purchaser of an option may lose the entire premium paid for the option. The writer, or seller, of an option has unlimited risk. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and

CMF SandRidge Master Fund L.P.

Notes to Financial Statements

December 31, 2011

fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master has credit risk and concentration risk, as CGM or a CGM affiliate is the sole counterparty or broker with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that, through CGM, the Master’s counterparty is an exchange or clearing organization.

The Advisor will concentrate the Master’s trading in energy related markets. Concentration in a limited number of commodity interests may subject the Master’s account to greater volatility than if a more diversified portfolio of contracts.

As both a buyer and seller of options, the Master pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Master to potentially unlimited liability; for purchased options, the risk of loss is limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Master does not consider these contracts to be guarantees.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, exchange cleared swaps and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.